Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John D. Erickson, Lauris N. Molbert, Kevin G. Moug and George A. Koeck, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to the Registration Statement on Form S-3 relating to the offer and sale of Common Shares, $5 par value, of Otter Tail Corporation pursuant to the Automatic Dividend Reinvestment and Share Purchase Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been signed on the 30th day of October, 2006, by the following persons:

/s/ John D. Erickson John D. Erickson	/s/ Edward J. McIntyre Edward J. McIntyre

/s/ Kevin G. Moug Kevin G. Moug	/s/ Kenneth L. Nelson Kenneth L. Nelson

/s/ John C. MacFarlane John C. MacFarlane	/s/ Nathan I. Partain Nathan I. Partain

/s/ Karen M. Bohn Karen M. Bohn	/s/ Joyce Nelson Schuette Joyce Nelson Schuette

/s/ Dennis R. Emmen Dennis R. Emmen	/s/ Gary J. Spies Gary J. Spies

/s/ Arvid R. Liebe Arvid R. Liebe